                                                                    EXHIBIT 10.3

                                  BIG LOTS INC.

                   1996 PERFORMANCE INCENTIVE PLAN, AS AMENDED

                        RESTRICTED STOCK AWARD AGREEMENT

Big Lots, Inc. and its subsidiaries (collectively, the "Company") believe that its business interests are best served by ensuring that you have an opportunity to share in the Company's success. To this end, the Company has awarded you ___________ shares of Restricted Stock, subject to the terms of this Award Agreement and the terms of the 1996 Performance Incentive Plan, as amended ("Plan") under which your Restricted Stock is granted.

The Company cannot guarantee that the value of your Restricted Stock will increase. This is because the value of the Company's stock is affected by many factors. However, the Company believes that your efforts contribute to the value of the Company's stock and that Restricted Stock is an appropriate means of sharing with you the value of your contribution to the Company's business success.

This Agreement describes the Restricted Stock you have been granted and the conditions that must be met before you may receive these shares. To ensure you fully understand these terms and conditions, you should carefully read this Award Agreement and the Plan, and call Chuck Haubiel, the Company's general counsel, at (614) 278-6767 if you have any questions about this Award Agreement or your Restricted Stock.

                      DESCRIPTION OF YOUR RESTRICTED STOCK

YOU HAVE BEEN AWARDED ____________ SHARES OF RESTRICTED STOCK. Restricted Stock are shares of the Company's common stock that you will own after you comply with the terms of this Restricted Stock Award Agreement. However, you will forfeit any rights to those shares (i.e., they will not be transferred to you) to the extent you do not comply with the terms of this Award Agreement.

Your shares of Restricted Stock will vest and be transferred to you under the following terms:

                           THE COMPANY WILL TRANSFER THE
IF YOU ARE ACTIVELY        FOLLOWING NUMBER OF SHARES TO
EMPLOYED ON:               YOU:
(date)                     (amount)
(date)                     (amount)
(date)                     (amount)

Your Restricted Stock also will be fully vested if there is a "Change in Control" as defined in the Plan while you are actively employed or if your employment is involuntarily terminated by the Company without "cause" (i.e., for reasons other than your conduct that the Company's Board of Directors concludes is injurious to the Company). However, you will forfeit unvested shares of

Restricted Stock if, before the dates shown above, you die, become disabled or voluntarily terminate employment with the Company. And, your Restricted Stock will be subject to the terms of any other relevant agreement (such as an employment agreement) between you and the Company.

           YOUR RIGHTS IN RESTRICTED STOCK BEFORE THE EXPIRATION DATE

Until the restrictions and conditions just described have been met, your Restricted Stock certificates will be held in escrow. Also, the Company will defer distribution of any dividends that are declared on your Restricted Stock until the shares vest. These dividends will be distributed at the same time the shares vest or will be forfeited if the shares do not vest.

However, you may vote your Restricted Shares before all the terms and conditions described in this Agreement are met. This is the case even though your Restricted Stock will not be distributed to you until the shares vest.

                     TAX TREATMENT OF YOUR RESTRICTED STOCK

This brief discussion of the federal tax rules that affect your Restricted Stock is provided as general information (not as personal tax advice) and is based on the Company's understanding of federal tax laws and regulations in effect as of the date of this Agreement.

You should consult with a tax or financial adviser to ensure you fully understand the tax ramifications of your Restricted Stock.

You are not required to pay income taxes on your Restricted Stock at the time of award. However, unless you make the special Code Section 83(b) election described below, you will be required to pay income taxes (at ordinary income tax rates) when, if and to the extent the shares vest. The amount of ordinary income you will recognize is the value of your Restricted Stock when they vest. Also, the Company is required to withhold taxes on this same amount.

Generally, any appreciation of the shares after they vest will be eligible to be taxed at capital gains rates when you sell the shares.

If your shares do not vest, your Restricted Stock will expire and no taxes will be due.

You may increase the portion of your Restricted Stock's value that is potentially subject to capital gains tax rates by making a special election [known as a Code Section 83(b) election] within 30 days of the date of this Agreement. However:

      - There are important tax and investment issues that you must consider before making a Code Section 83(b) election. These should be discussed with your personal tax and investment adviser.

      - You may make a Code Section 83(b) election only by filing specific forms with the Internal Revenue Service (this information should be developed by your personal tax and investment adviser) within 30 days of the date of this award (see below).

      - Also, if you make a Code Section 83(b) election, you must notify me (at the address shown above) within 10 days of making that election.

                                      # # #

You must sign this Agreement; if you do not, your Restricted Stock award will be cancelled. By signing this Agreement you acknowledge that your Restricted Stock is granted under and is subject to the terms and conditions described in this Award Agreement and in the Plan.

GRANTEE                                     BIG LOTS, INC.

________________________________            ___________________________________

(date signed)                                   (date signed)

________________________________            ___________________________________

DATE OF THIS AGREEMENT:
________________________________

                                       -3-